EXHIBIT 10.1

AGREEMENT

This AGREEMENT (“Agreement”) entered into at Lake Success, New York, on the 14th day of May, 2007.

BY AND BETWEEN:	E-Z-EM, Inc., with an office at 1111 Marcus Avenue, Suite LL-26, Lake Success, New York 11042 (herein called the “Employer”)

AND:	Mr. Dennis J. Curtin, residing at 5 Gene Place, White Plains, NY, New York 10605 (herein called the “Employee”)

WHEREAS, the Employee is employed by the Employer;

WHEREAS, by mutual consent, the parties agree that the Employer’s employment of the Employee was permanently and irrevocably severed effective as of the 11th day of May, 2007 (the “Effective Date”);

WHEREAS the parties hereto are desirous to settle amicably the severance of the Employer’s employment of the Employee and to provide certain special severance benefits to the Employee.

WHEREOF, THE PARTIES AGREE AS FOLLOWS:

1.	The foregoing preamble shall form an integral part of this Agreement and shall serve for the purpose of its interpretation.

2.

The Employee and the Employer agree that the Employee’s employment by the Employer is severed effective as of the Effective Date and that neither the Employer nor the Employee shall have any further rights or claims thereunder or with respect thereto, except as may arise under this Agreement.

3.

(a)          The Employer shall pay to the Employee an amount equal to Four Hundred Fifty One Thousand Eight Hundred Dollars ($451,800) as a severance payment, which amount shall be paid to the Employee in equal monthly installments commencing in the month of June 2007 and terminating seven (7) months thereafter. In addition, Employer shall pay to Employee a prorata (342/364 days) bonus for fiscal year 2007 in the event such a bonus is declared in accordance with the Employer’s Annual Incentive Plan (AIP). Such pro rata bonus to be paid at the time as other employees receive their AIP payments. Employee acknowledges that Employer has made no representations that a bonus will be paid, and, in the event a bonus is not declared, Employee shall have no further rights to any pro rata bonus. Employee acknowledges receipt of the Employer’s AIP Plan document. All severance payments made pursuant to this Agreement shall be subject to all applicable Federal, State and Local taxes and deductions, including without limitation FICA, Federal, State and Local withholding. The Employee acknowledges that the severance provided pursuant to this paragraph 3(a), 3(c), and 3(f) is something to which he is not otherwise entitled in the absence of this Agreement.

(b)   As of the Effective Date, Employee has the following options to purchase shares of the Employer’s common stock (“Stock Options”):

1.	Stock Option Agreements dated November 15, 2004 to purchase 35,000 shares of the Employer’s common stock at $14.225 per share;
2.	Stock Option Agreements dated June 2, 2005 to purchase 13,000 shares of the Employer’s common stock at $14.475 per share;
3.	A Stock Option Agreement dated May 16, 2006 to purchase 15,000 shares of the Employer’s common stock at $17.490 per share.

Employee acknowledges and agrees that the options listed above in this Section 3(b) are the only outstanding options existing as of the Effective Date.

Employer and Employee acknowledge and agree that Employee shall have one hundred eighty (180) days from the Effective Date to exercise the Stock Options set forth above.

Any vested Stock Options which the Employee does not exercise on or before the date which is one hundred eighty (180) day from the Effective Date shall automatically terminate and Employee shall have no further rights with respect thereto and shall return all documentation evidencing such Stock Options to Employer. In the event Employee elects to exercise any or all of his vested Stock Options during the applicable time period set forth above, Employee shall comply with Employer’s policy and procedures regarding the exercise of such Stock Options.

All stock options owned by the Employee that have not yet vested are hereby terminated and the Employee shall return to the Employer any documentation evidencing such options.

(c)    The Employee shall continue to be covered under the Employer’s current health insurance plan, or a comparable plan if Employer changes health care providers, at the sole expense of Employer for a period commencing on the Effective Date and terminating fifteen (15) months thereafter. Provided, however, that these insurance payments shall be deemed COBRA (as hereinafter defined) payments on behalf of the Employee with a qualifying event date of the Effective Date. In the event Employee decides not to continue coverage under the Employer’s health insurance plan, the Employer shall pay to employee its monthly cost to provide coverage for the Employee for the remaining unused balance of the fifteen (15) months, beginning with the first month to start following receipt of written notice from Employee that he is discontinuing and waiving coverage.

The Employee acknowledges receipt of information concerning his rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The Employee shall be entitled to such benefits as the Employer is required to provide to the Employee under COBRA. The Effective Date of this Agreement shall be considered the qualifying event for COBRA purposes.

(d)          Employee acknowledges and agrees that as of January 1, 2008 the present value of the Employee’s account in the Employer’s 1985 Income Deferral Program (“IDP”) is Four Hundred Fifty Six Thousand Two Hundred Five Dollars and Seventy Cents ($456,205.70). Under the terms of the IDP, as of January 1, 2008 and based upon the current projections, Employee is entitled to receive one hundred eighty (180) equal monthly payments of Four Thousand Eight Hundred Sixty One Dollars and Eighty Nine Cents ($4,861.89). Notwithstanding anything contained in the IDP, Employee understands and agrees that such monthly payments shall not commence until January 2008. This monthly payment is calculated using the current interest rate of ten percent (10%) as of December 31, 2006. Under the terms of the IDP, the interest rate is subject to change on annual basis and therefore the monthly payment is subject to change accordingly. Employee acknowledges that this is the accurate amount due him from the Employer’s Income Deferral Program. This distribution is subject to all applicable taxes. Nothing in this Agreement shall effect the survivorship rights or any other rights of Employee under the IDP or any rights of Employee under Section 3.4 of the Agreement for Trust Under the E-Z-EM, Inc. Deferred Compensation Plan dated September 17, 1986.

(e)          As of the Effective Date, Employee acknowledges that he is no longer a beneficiary in the 2003 Death Benefit Plan, a successor arrangement to the Split Dollar Life Insurance Agreement. Employer references the “Termination Agreement” of the Split Dollar Life Insurance Agreement duly executed by Employee on July 18, 2003.

(f)          The Employer further agrees to provide Employee with the monies needed for Employee to purchase his current Company motor vehicle, a 2005 BMW 330Ci, bearing the Vehicle Identification Number WBABW53445PJ96555 (the “Motor Vehicle”) within thirty (30) days of the date the Employee executes this Agreement. Employee understands and acknowledges that the payment of monies made by Employer to Employee to effectuate such purchase and title transfer of the Motor Vehicle shall be considered W-2 taxable income for the Employee in 2007.

4

(a)          From the date hereof and for a period of twenty-four (24) months following the Effective Date, the Employee agrees that he shall not directly or indirectly own, manage, operate, control, be employed by, be a shareholder of, be a director of, be an officer of, be a partner or co-venturer of, be a participant in, contract with or be connected in any capacity or any manner with any of the following entities, whether directly or indirectly (whether through related companies or otherwise, including without limitation American and foreign subsidiaries and affiliates): Bracco, s.p.a. and Bracco Diagnostics, Inc.; Guerbet; General Electric Company; Berlex Laboratories, Inc., Medrad, Inc. and Tyco International, Ltd., including without limitation Tyco International, Inc., Mallinkrodt, Inc., and Lafayette Pharmaceuticals. For the same period of time following the Effective date, the Employee agrees that he shall not directly or indirectly solicit the employment of, or directly or indirectly hire any employee, director, or officer of the Employer on behalf of himself or of any other person, firm, corporation, or entity which manufacturs, markets, or sells products or services which compete with the Employer’s products or services, or otherwise interfere with the relationship between the Employer and any of its employees, officers, or directors.

(b)          Employee acknowledges, reaffirms and agrees to comply fully with all of his common law fiduciary obligations to the Employer, and, without any limitation intended, will not, directly or indirectly, use, disclose, or otherwise reveal any of the Employer’s confidential, trade secret and/or proprietary information.

Confidential and proprietary information shall include but not be limited to sales information, trade secrets, product information, operations information, financial information, manufacturing information, administration information, research information, technical information, and any other information that is confidential or proprietary to the Employer or its affiliates or subsidiaries (whether or not wholly-owned) according to industry and/or Employer practice, whether such information is in written, oral or other form. Provided, however, that the Employee may comply with any subpoena or other legal process so long as the Employee gives immediate written notice to the Employer that he has received such subpoena or other legal process and provides the Employer with a copy of such subpoena or other legal process. Such information shall include, without limitation, data, specifications, lists, plans, methods, devices, reports, compositions, computer programs, research, techniques, resource or development projects or results, trade secrets, inventions, customer lists, supplier lists, dealer lists, or any information relating to past, present or prospective customers, suppliers or dealers, but there shall be specifically excluded from the information covered by this paragraph any information generally known in the industry. The Employee agrees that upon the execution of this Agreement, he shall return to the Employer or destroy (as elected by the Employer) all information of the type described above in whatever medium or format such information may be kept (written and printed copy, computer disk and hard drive, recording, and any other medium or format), including any copies thereof, within his possession or within his power to control.

All developments, including inventions, whether patentable or otherwise, trade secrets, discoveries, improvements, ideas and writings which either directly or indirectly relate to or may be useful in the design, manufacture or marketing of Employer’s products or otherwise in the business of the Employer (“the Developments”) which Employee either by himself or in conjunction with any other person or persons conceived, made developed, acquired or acquired knowledge of during the employment relationship, shall become and remain the sole and exclusive property of the Employer. Employee hereby assigns, transfers and conveys, and agrees to assign, transfer and convey, all of his right, title and interest in and to any and all such Developments and to fully disclose as soon as practicable all such Developments to the Employer. Employee agrees that he will execute and deliver any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of counsel for the Employer, are or may be necessary or desirable to document such transfer or to enable the Employer to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. The Employer will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse Employee for reasonable expenses incurred by him in compliance with the provisions of this section.

(c)          It is acknowledged that this Agreement is not intended to and shall not be construed as in any way limiting the common law fiduciary obligations of the Employee to the Employer.

The Employer and the Employee agree that the restrictions in this Section 4 are necessary to protect legitimate business interests of the Employer, including trade secrets, confidential business information, relationships with existing and potential customers, and goodwill associated with the Employer’s business.

Nothing herein shall be construed to prevent the Employee from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if Employee and his associates (as the term is defined in the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended), collectively, do not own more than an aggregate of one (1) percent of the stock of such corporation and such corporation stock is not valued at more than five hundred thousand dollars ($500,000) on the date of purchase.

5.

Except for those obligations created by or arising out of this Agreement, and except as otherwise provided below, the Employee on behalf of himself, his descendants, ancestors, dependents, heirs, executors, insurers, administrators, assigns, and successors, and each of them, hereby waives, covenants not to sue and fully releases and discharges the Employer, all affiliates and subsidiaries (whether or not wholly-owned) of the Employer, and all trustees, directors, officers, employees, agents, attorneys, insurers, stockholders and representatives of the Employer and its affiliates and subsidiaries, past and present, and all of such persons’ assigns and successors, and each of them, hereinafter together and collectively referred to as “Releasees”, with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held as against said Releasees, arising out of or in any way connected with his employment relationship with the Employer, or the severance of his employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement, including, but not limited to, any claim under the Civil Rights Act of 1866, 1871, 1964 and/or 1991, the Age Discrimination in Employment Act (the “ADEA”), the Older Worker Benefit Protection Act of 1990 (“OWBPA”) the New York Human Rights Act, the Equal Pay

Act, the Americans with Disabilities Act, the Employment Retirement Income Security Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Fair Credit Reporting Act, any federal, state, or local “whistleblower” or similar employee disclosure protection law, and/or any other federal, state or local laws or regulations prohibiting discrimination on the basis of age, race, color, creed, national origin, sex, sexual orientation, marital status, or any other form of illegal discrimination or any claim for wrongful termination, premature or discriminatory termination of Employee’s employment, or discriminatory terms and conditions of employment, infliction of emotional distress, or any claim for salary, wages, severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workman’s compensation or disability benefit. Notwithstanding the foregoing, nothing in this Agreeement shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceedings conducted by the Equal Employment Opportunity Commission (“EEOC”) or a comparaible state or local agency, provided, however, that Employee hereby waives his/her right to recover monetary damages in any charge, complaint or lawsuit filed by Employee or by anyone else on Employee’s behalf. Further, Employee represents that no claims, complaints, charges or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to Employee’s employment by Employer. Provided, however, that notwithstanding this paragraph, Employee retains his claims for vested benefits under the Employer’s 401(k) plan or other benefit plans.

6.

Except as set forth in this Agreement, the Employee agrees that he shall be exclusively liable for the payment of the Employee’s portion of all FICA, federal, state and local taxes which may be due as the result of the consideration received by the Employee as set forth herein and the Employee hereby represents that he shall make payments of such taxes at the time and in the amount required of the Employee. In addition, the Employee hereby agrees to fully defend and indemnify Releasees and each of them from payment of the Employee’s portion of any taxes, interest or penalties that are required by them by any government agency at any time as the result of payment of the consideration set forth herein, provided that written notice is given to Employee within a reasonable period after receipt of such a claim and that the taxes, interest, or penalty is not due the Employer’s errors or omissions with respect to such taxes, including but not limited to Employer’s failure to properly withhold or remit such taxes as required by applicable law or regulation. Notwithstanding the foregoing, if the Employer is advised by its auditors or legal counsel that it is appropriate to withhold any federal or state taxes from the consideration received by the Employee, it may do so.

7.

(a)          Except as otherwise provided in Section 5 of this Agreement, the Employee agrees that he will not provide consulting advice or counsel to or otherwise cooperate with or assist employees or former employees of Releasees to pursue legal actions against Releasees on or in connection with any matter relating to their employment or the termination of their employment, provided that the Employee may comply with any subpoena or other legal process so long as the Employee gives immediate written notice to the Employer that he has received such subpoena or other legal process and provides the Employer with a copy of such subpoena or other legal process. The Employee further agrees that he will not participate, directly or indirectly, as a party, witness or otherwise, in any action at law, proceeding in equity or in any administrative proceeding in which Releasees or Releasees’ personnel are parties or attempt to offer into evidence against Releasees or Releasees’ personnel any fact concerning any act or omission of Releasees or Releasees’ personnel, provided that the Employee may comply with any subpoena or other legal process so long as the Employee gives immediate written notice to the Employer that he has received such subpoena or other legal process and provides the Employer with a copy of such subpoena or other legal process.

(b)          As an essential part of the material consideration for this agreement, Employee agrees that he will cooperate with the Employer fully and to the best of his abilities with regard to the Employer’s defense of any legal claim pending or hereafter brought or threatened against the Employer or any of its employees. Such cooperation shall include, but is not limited to: (i) providing truthful and comprehensive testimony in depositions, arbitrations, hearings, trials, and other proceedings, as requested by Employer counsel; (ii) providing truthful and comprehensive affidavits as requested by Employer counsel; (iii) meeting with Employer’s counsel and employees as requested to prepare for such testimony, to facilitate the preparation of such affidavits, and/or to aid the Employer otherwise in defending any such claim. The obligations agreed to in this paragraph shall survive for seven years. In order to enable the Employer to contact Employee for the purposes set forth in this paragraph, Employee shall keep the Employer informed at all times of his addresses and telephone numbers at home and at work. To the extent permitted by the exigencies of litigation and the schedules of other persons involved, the Employer shall give Employee reasonable notice of the times when he will be required to fulfill his obligations under this paragraph. In the event that Employee fails to fulfill his obligations under this paragraph, he shall forfeit his right to any further payments under Sections 3(a), (c), and (f) above, and the Employer shall have the right, to the extent permitted by law, to seek recovery from Employee: (x) all such payments that have already been made under Sections 3(a), (c), and (f), (y) any sum that Employer has been compelled to pay to anyone as a result of litigation with regard to which Employee breached this paragraph, and (z) any attorneys’ fees expended by the Employer in order to obtain such recovery.

8.

Should the Employee commence or prosecute any action or proceeding contrary to the provisions of this Agreement, the Employee agrees to indemnify Releasees and/or the affected personnel for all court costs and attorneys’ fees incurred by Releasees and personnel in the defense of such action or in establishing or maintaining the application or validity of this Agreement or provisions thereof, except as to claims enforced by the EEOC. Accordingly, this provision shall not be applicable to any action or proceeding brought by Employee for the purpose of challenging the validity and/or enforceability of any waiver of any employment discrimination claim Employee may have against the Employer, in which case court costs and attorneys fees shall be payable by Employee to Employer only if such challenge is unsuccessful and applicable law permits such recovery under the circumstances. In addition, this provision shall not be applicable to any action or proceeding brought by Employee for the purpose of enforcing his rights pursuant to this Agreement.

9.

The Employer will provide a letter of reference for Employee in the form set forth in Exhibit A, upon the written request of Employee. Such letter will be signed by the President and CEO and be addressed to the person making the inquiry. Oral responses to inquiries shall also provide the information set forth in Exhibit A. The Employer shall not disparage Employee’s work performance or otherwise make statements to prospective employers that would reasonably be viewed as adversely affecting his attempts to obtain employment. The Employee shall not disparage the Employer or any of the Employer’s employees.

10.

This instrument constitutes and contains the entire agreement and understanding concerning the Employee’s employment, severance of same and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. This is an integrated document. Employee acknowledges that neither the Employer nor any of its agents, representatives or attorneys made any representations concerning the terms or effects of this Agreement other than those set forth herein.

11.

Effective as of the Effective Date the Employee resigns as an Officer and/or Director of the Employer and any subsidiary or affiliate of the Employer including without limitation E-Z-EM Ltd., E-Z-EM Canada, Inc. and E-Z-EM Caribe, Inc. and Employee agrees to execute any and all documents necessary or requried to effectuate such resignation. Employee irrevocably and unconditionally waives and relinquishes any right he has to be named as an Officer or Director of the Employer.

12.

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

13.

This Agreement shall be deemed to have been executed and delivered within the State of New York, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to principals of conflict of laws.

14.

In the event of any dispute in connection with or concerning the subject matter of this Agreement, except as otherwise provided in Section 5 and 8 of this Agreement, the prevailing party shall be entitled to recover all costs and expenses incurred by such party in connection herewith, including reasonable attorneys’ fees.

15.

It is recognized that in the event of the Employee’s breach of Sections 4, 5, and/or 7 the damages resulting from such breach would be difficult, if not impossible, to ascertain and that Employer would be subject to irreparable injury therefrom. It is therefore agreed that Employer, in addition to and without limiting any other remedy or right it may have, shall be entitled to such equitable and injunctive relief as may be available to restrain Employee from violation of any of said covenants, such right to injunctive and equitable relief, however, to be cumulative and in addition to whatever other remedies Employer may have in the premises, including the recovery of damages from Employee. Further, in the event that the provisions of Sections 4, 5, and/or 7 should ever be adjudicated to exceed limitations permitted by applicable law, the parties agree that it is their intent that the court reviewing same shall modify and enforce any or all such paragraphs to the maximum extent that it believes to be reasonable under the circumstances existing at that time.

16.

Except as provided in this Agreement, the execution of this Agreement terminates any and all other agreements and/or contracts between Employer or any of its affiliates or subsidiaries and Employee including, but not limited to the Change in Control Employment Security Agreement dated April 24, 1996 and the Split Dollar Life Insurance Termination Agreement dated July 18, 2003.

17.

(a)          Upon the Employee’s breach of Section 4 of this Agreement, and following notice of such breach to Employee and a ten (10) day opportunity to cure such breach, the obligation of the Employer to make payments or provide benefits pursuant to Sections 3(a), (c) and (f) shall immediately terminate, and, upon adjudication that Employee has commited a material breach of this Agreement, Employee shall repay all monies received from Employer pursuant to Sections 3(a), (c) and (f) up to that point in time under this Agreement.

(b)          Upon any material breach of this Agreement by the Employee other than Section 4, including without limitation reneging on or making challenges to any waivers, the obligation of the Employer to make payments or provide benefits pursuant to Sections 3(a), (c) and (f) shall immediately terminate, provided, however, the Employer first gives written notice to Employee of the alleged breach and the Employer’s basis for believing there has been a breach, including the source of the Employer’s information and a brief description of the actions believed to constitute a breach, and a reasonable opportunity for Employee to cure the breach.

(c)          Furthermore, upon any breach of this Agreement by the Employee all vested and unexercised stock options shall be covered by the terms of the governing stock option plan(s).

18.	The terms and conditions of this Agreement shall be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns and shall enure to their benefit.

19.

This Agreement may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement shall be binding upon any party to this Agreement unless made in writing and signed by both the Employer and the Employee.

20.

This Agreement does not constitute adjudication or finding on the merits of any claim or dispute and it is not, and shall not be construed as, an admission by the Employer of any violation of its policies, procedures, state or federal laws or regulations. Moreover, neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of or an admission by the Employer of any violation of its policies, procedures, state or federal laws or regulations. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.

21.

All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

22.

The Employee hereby acknowledges having read this Agreement and having had the opportunity to discuss it with Employee’s attorney, and specifically declares that he understands and is satisfied with the terms and conditions hereof and that his signature hereto shall bind him to all of the terms and conditions herein contained. The Employee acknowledges further that it is not the custom of Employer to pay severance in the amounts set forth in paragraphs 3(a), (c) and (f) above, and that the amounts set forth in paragraphs 3(a), (c) and (f) above arise solely out of this Agreement and is in consideration for Employee’s promises set forth herein, and that this obligation does not arise out of any other agreement with or obligation of Employer.

23.	Except as set forth in this Agreement, no other monies shall be paid to the Employee.

24.

Employee agrees that he will not apply or otherwise seek employment with the Employer, and that its officers, employees, agents and representatives have no obligation to rehire, reemploy, recall or hire him in the future.

25.	Employee represents that he is not aware at the time of signing this Agreement of any ailment, illness or any other malady which arose from or is related to employment with the Employer.

26.	Words in the masculine gender shall include the feminine.

27.

For purposes of this Agreement, references made to Employer shall include E-Z-EM, Inc., its divisions, subsidiaries and affiliates, its successors and assigns and their respective shareholders, officers, directors, employees, agents and representatives.

28.

The Employer shall continue to indemnify, defend, and hold Employee harmless in connection with any claims that may be brought against him related to his lawful performance of his duties during his employment with Employer, to the same extent as during his employment, as provided for under the Employer’s bylaws, certificate of incorporpation, and directors and officers liability insurance.

PLEASE READ CAREFULLY. THIS AGREEMENT IS A LEGAL DOCUMENT AND INCLUDES A RELEASE BY THE EMPLOYEE OF ALL KNOWN AND UNKNOWN CLAIMS, AS DETAILED IN THIS AGREEMENT, THAT EMPLOYEE MAY HAVE AT THE TIME OF SIGNING OF THIS AGREEMENT.

EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE:

.	HAS HAD THE OPPORTUNITY TO TAKE A FULL TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT BEFORE EXECUTING IT.

.	HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT.

.	IS, THROUGH THIS AGREEMENT, RELEASING THE RELEASEES FROM ANY AND ALL CLAIMS HE MAY HAVE AGAINST THE RELEASEES AS MORE FULLY SET FORTH ABOVE.

.	KNOWINGLY AND VOLUNTARILY AGREES TO ALL OF THE TERMS SET FORTH IN THIS AGREEMENT.

.	KNOWINGLY AND VOLUNTARILY INTENDS TO BE LEGALLY BOUND BY THE SAME.

.	WAS ADVISED AND HEREBY IS ADVISED IN WRITING TO CONSIDER THE TERMS OF THIS AGREEMENT AND TO CONSULT WITH AN ATTORNEY OF HIS CHOICE PRIOR TO EXECUTING THIS AGREEMENT.

.	HAS A FULL SEVEN (7) DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT TO REVOKE THE WAIVER AND RELEASE SET FORTH IN THIS AGREEMENT, IN WHICH CASE THIS AGREEMENT SHALL BE NULL AND VOID.

.	UNDERSTANDS THAT RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE EFFECTIVE DATE OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, ARE NOT WAIVED.

THE EMPLOYEE DECLARES UNDER PENALTY OF PERJURY UNDER THE LAWS OF THE STATE OF NEW YORK THAT THE FOREGOING IS TRUE AND CORRECT.

IN WITNESS WHEREOF, the Employer and Employee have duly executed this Agreement as of the date set forth below.

Employer:

E-Z-EM, Inc.

By: /s/ Peter J. Graham	Date:___________________________

Peter J. Graham

Senior Vice President-Chief Legal Officer,

Global Human Resources and Secretary

Employee:

/s/ Dennis J. Curtin	Date:___________________________

Dennis J. Curtin

Witness: /s/ Geraldine Curtin

(signature)

                       Geraldine Curtin

(print name of witness)